================================================================================











                               PURCHASE AGREEMENT

                                      Among

                     TALISMAN CAPITAL OPPORTUNITY FUND LTD.

                              TC HYDRO CARBON, INC.

                                       and

                              CHROME ENERGY, L.L.C.












                          Dated as of December 31, 2000



================================================================================

                               PURCHASE AGREEMENT

         This Purchase Agreement (this "Agreement"), dated and effective as of December 31, 2000, is by and among Talisman Capital Opportunity Fund Ltd., a corporation formed under the laws of the British Virgin Islands and formerly named Elara, Ltd. ("Talisman"), TC Hydro Carbon, Inc., a Delaware corporation ("TC Hydro Carbon", and jointly and severally together with Talisman, the "Sellers"), and Chrome Energy L.L.C., a Delaware limited liability company ("Buyer"). Unless the context requires, capitalized terms used in this Agreement or any Exhibits hereto shall have the meanings set forth in Appendix I to this Agreement.

                              W I T N E S S E T H:

         WHEREAS, subject to the terms and conditions hereinafter set forth, Buyer desires to purchase, and the Sellers desire to sell, transfer, and assign, all of their right, title, and interest in and to the Securities and Claims.

         NOW, THEREFORE, in reliance on the representations and warranties made herein and in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

         Section 1.1 PURCHASE AND SALE. Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined), Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, and assign to Buyer, all of the Sellers' right, title, and interest in the Securities and Claims for an aggregate purchase price of U.S. $6,000,000 and the other consideration set forth herein.

         Section 1.2 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer's counsel, Jackson Walker L.L.P., 1100 Louisiana Street, Suite 4200, Houston, Texas 77002 on or before the date specified in Section 7.1(c) of this Agreement.

         Section 1.3     CLOSING DELIVERIES.  At the Closing:

         (a) Sellers will execute, deliver, convey, transfer and assign to Buyer:

                  (i) the Shares, inclusive of all certificates representing the Shares duly endorsed (or accompanied by duly executed transfer powers) for transfer to Buyer;

                  (ii) the Warrants, inclusive of all certificates representing the Warrants duly endorsed (or accompanied by duly executed transfer powers) for transfer to Buyer;

                  (iii) the Notes, including all instruments evidencing the Notes duly endorsed by Sellers for transfer to Buyer;

                  (iv) the minute books and equity interest transfer records relating to the Company, together with originals of all Company books and records, including accounting records and business records of every kind within Sellers' Control;

                  (v) all such documents, agreements or instruments within Sellers' Control as Buyer shall deem reasonably necessary to allow Buyer to exercise control over the Company's bank and deposit accounts and other arrangements pursuant to which third parties hold, receive or disburse securities, cash, property or rights, including, but not limited to signature cards for the Company's demand accounts;

                  (vi) Sellers shall, on behalf of themselves, the Seller Affiliates and their Related Persons, execute and deliver to the Company (A) an assignment of the Claims except for Reserved Claims and Indemnified Claims and
(B) a general release for the benefit of the Company and the Buyer, waiving and forever releasing any Claims not so assigned except for Reserved Claims and Indemnified Claims;

                  (vii) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                  (viii) a letter signed by Sellers directing the Escrow Agent to release all funds held under the Escrow Agreement to Buyer.

         (b)      Buyer will deliver to Sellers:

                  (i) Six Million Dollars ($6,000,000), United States of America currency, in immediately available funds, by wire transfer to the bank account specified by Sellers to Buyer;

                  (ii) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

         (c) Immediately following Closing, the existing members of Board of Directors of the Company shall take all necessary action to elect three (3) new members nominated by Buyer to such board and all previously existing members shall tender their resignation from such board, leaving only the three newly elected members as the new board of directors of the Company.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Except as set forth on the Disclosure Schedule attached hereto as Exhibit B, Sellers jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing that:

         Section 2.1 OWNERSHIP. The Sellers are the record and beneficial owners of the Securities. The Sellers have good title to the Securities and the absolute right to deliver the

Securities in accordance with this Agreement, free and clear of all Encumbrances. The transfer of the Securities to Buyer in accordance with the terms of this Agreement will entitle the Buyer to the registration of the transfer of the Securities in Buyer's or its nominee's name free and clear of all Encumbrances.

         Section 2.2 ORGANIZATION. The Sellers are corporations duly incorporated and validly existing under the laws of their respective jurisdiction of incorporation, having all requisite corporate power and authority to own their respective property and to carry on their respective business as it is now being conducted.

         Section 2.3 AUTHORITY. The Sellers have all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the other documents contemplated hereby have been duly and validly approved by all corporate action necessary on behalf of the Sellers. This Agreement and each other document executed or to be executed in connection herewith have been, or will be when executed, duly and validly executed and enforceable against the Sellers in accordance with their respective terms.

         Section 2.4 NONCONTRAVENTION. The execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the Contemplated Transactions does not violate any Applicable Law of any Governmental Authority binding upon the Sellers.

         Section 2.5 CONSENT. No Consent is required to be obtained or made by the Sellers in connection with their execution, delivery or performance of this Agreement or the Contemplated Transactions.

         Section 2.6 VALID ISSUANCE; DILUTION. Based on the assumptions set forth therein, the information contained in Amendment No. 1 dated August 16, 1999 to the Schedule 13D filed by the Sellers with the Securities and Exchange Commission is accurate in all material respects. To the Knowledge of Sellers and except with respect to the Securities being purchased pursuant to this Agreement, during the Talisman Period there has not been: (i) any change in the Company's authorized, issued or treasury capital stock; (ii) grant of any stock option or right to purchase shares of capital stock of the Company;
(iii) issuance of any security convertible into such capital stock; (iv) exercise or conversion of any options, warrants or convertible securities into such capital stock; (v) grant of any registration rights; (vi) purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; (vii) declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; or (viii) issuance of any promissory notes, loan agreements, debentures, or other evidences of indebtedness.

         Section 2.7 BOOKS AND RECORDS. The books of account, bank statements, minute books, stock record books, Tax Returns, Insurance Records, environmental reports and other records of the Company within the Sellers' Control, have been made or will be made available to Buyer prior to Closing. For the Talisman Period, the minute books of the Company contain materially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the

Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

         Section 2.8 PROPERTIES AND ENCUMBRANCES. During the Talisman Period neither Seller nor any Seller Affiliate has subjected any material assets of the Company to any Encumbrances.

         Section 2.9 LIABILITIES. Neither Seller nor any Seller Affiliate, through its or their actions during the Talisman Period, has caused the Company to incur any material liabilities or material obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that will continue after the Closing other than those incurred in the Ordinary Course of Business.

         Section 2.10 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. Neither Seller nor any Seller Affiliate, through its or their actions taken during the Talisman Period, has caused any action that has resulted in the Company not being in material compliance with any Applicable Law that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its material assets;

         Section 2.11 LEGAL PROCEEDINGS; ORDERS. To the Knowledge of Sellers, during the Talisman Period no Proceeding has been commenced or is pending by or threatened against the Company or any of the material assets owned or used by the Company.

         Section 2.12 EMPLOYEES. To the Knowledge of Sellers, the Company has no employees or consultants and no pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, accruals of benefits to employees or any other employee benefit plan.

         Section 2.13 CERTAIN PAYMENTS. During the Talisman Period, neither the Seller nor any Seller Affiliate has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Applicable Law or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         Section 2.14 RELATIONSHIPS WITH RELATED PERSONS. No Seller and no Seller Affiliate, and no Related Person of Sellers or Seller Affiliates, has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses that will continue after the Closing. No Seller and no Seller Affiliates, and no Related Person of Sellers or Sellers Affiliates is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had material business dealings or a material financial interest in any transaction with the Company, other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company.

         Section 2.15 SELLER'S DISCLAIMER. Except as expressly set forth or referred to in this Agreement, neither the Sellers nor anyone acting on their behalf makes, or has made any, and does hereby disclaim, all representations, warranties or covenants of any kind, oral or written, express or implied, at law or in equity, in respect of the Company or its business, financial condition, capital structure operations, prospects, assets or liabilities, including, without limitation: (a) the profitability, income or expense, of the Company, (b) the Company's capital structure, including, without limitation, the number of outstanding shares of common stock or options, warrants, or other rights to acquire common stock under any note, bond, debenture, contract, agreement or other instrument; (c) the Company's compliance with Applicable Law; (d) the terms, conditions or enforceability of contracts, permits, licenses, certificates that may be held or claimed to be held by the Company; or (e) the cost of or prospects for the enforcement of any of the Company's rights under any agreement, contract, permit, license or certificate.

         Section 2.16 NO RELIANCE. Sellers each acknowledge that, except for the representations, warranties and covenants expressly set forth or referred to in this Agreement, neither Buyer nor any Person acting on behalf of Buyer makes, or has made, any representations, warranties or covenants of any kind, oral or written, express or implied, at law or in equity, in respect of Buyer or any Person acting on behalf of Buyer. Except for a Breach of the representations, warranties and covenants expressly set forth or referred to in this Agreement, Buyer shall have no contractual liability under this Agreement to Sellers.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Buyer represents and warrants as of the date hereof and as of the Closing that:

         Section 3.1 ORGANIZATION. The Buyer is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own or lease its property and to carry on its business as it is now being conducted.

         Section 3.2 AUTHORITY. The Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the other documents contemplated hereby have been duly and validly approved by all action necessary on behalf of the Buyer. This Agreement and each other document executed or to be executed, in connection herewith have been, or will be when executed, duly and validly executed and enforceable against the Buyer in accordance with their respective terms.

         Section 3.3 NONCONTRAVENTION. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the Contemplated Transactions does not and will not violate any Applicable Law binding upon the Buyer.

         Section 3.4 CONSENT. No Consent is required to be obtained or made by the Buyer in connection with the execution, delivery or performance by the Buyer of this Agreement or the Contemplated Transactions.

         Section 3.5     INVESTMENT.

         (a) Notwithstanding anything herein to the contrary, Buyer (i) understands that the Securities have not been, and will not be, registered under the U.S. federal securities law or state securities laws, (ii) is acquiring the Securities solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is able to bear the economic risk and lack of liquidity inherent in holding such Securities, and
(iv) is or its Parent is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended.

         (b) Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement, is capable of losing its entire investment, understands that its purchase of the Securities is an extremely high-risk transaction, and has undertaken such investigations, and has been provided with and has evaluated such documents and information relating to the Company and the Securities as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and in order to evaluate the merits and risks inherent in executing, delivery and performing its obligations under this Agreement. Buyer is relying solely on its investigations, the matters expressly set forth or referred to in this Agreement and not upon any other information provided or to be provided by the Sellers.

         Section 3.6 NO RELIANCE. Buyer acknowledges that, except for the representations, warranties and covenants expressly set forth in or referred to in this Agreement, neither of the Sellers nor any Person acting on their behalf makes, or has made, any representations, warranties or covenants of any kind, oral or written, express or implied, at law or in equity, in respect of the Company or its business, financial condition, capital structure, operations, prospects, assets or liabilities. Except for a Breach of the representations, warranties and covenants expressly set forth or referred to in this Agreement, the Sellers shall have no contractual liability under this Agreement to Buyer.

         Section 3.7 FUNDING. The Buyer has sufficient funds to pay the cash purchase price specified in Section 1.1 and otherwise will have available sufficient funds to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

         Section 3.8 BUYER'S DISCLAIMER. Except as expressly set forth or referred to in this Agreement, neither the Buyer nor anyone acting on its behalf makes, or has made any, and does hereby disclaim all representations, warranties or covenants of any kind, oral or written, express or implied, at law or in equity, in respect of the Buyer or any Person acting on behalf of Buyer.

                                    ARTICLE 4
                              CONDITIONS TO CLOSING

         Section 4.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the Closing are subject to the satisfaction of each of the following conditions precedent unless waived in whole or in part by Buyer:

         (a) The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing.

         (b) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

         (c) Buyer shall have received an opinion of Sellers' counsel, dated the Closing Date, in the form of Exhibit C attached hereto.

         (d) Since the date of this Agreement, there must not have been commenced against Sellers, Buyer, or Company, or against any Person affiliated with any of them, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions or that may have a material adverse effect on the Company.

         (e) The Derivative Suit Court shall have entered the Derivative Suit Preliminary Order, such Order shall not have been withdrawn, superceded, replaced, modified, or appealed, and there shall not be pending any motion to reconsider, withdraw, supercede, replace, or modify such Order nor any pending appeal of such Order.

         Section 4.2 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the Closing are subject to the satisfaction of each of the following conditions precedent unless waived in whole or in part by both Sellers:

         (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing.

         (b) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

         (c) Sellers shall have received an opinion of Buyer's counsel, dated the Closing Date, in substantially the form of Exhibit D attached hereto.

         (d) Since the date of this Agreement, there must not have been commenced against Sellers, Buyer, or Company, or against any Person affiliated with any of them, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                                    ARTICLE 5
                                    COVENANTS

         Section 5.1       COVENANTS OF SELLERS.

         (a) Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (i) allow Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's officers and directors, properties, contracts, books and records, and other non-privileged documents and data under the Control of Sellers, (ii) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data under the Control of Sellers as Buyer may reasonably request, and (iii) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information under the Control of Sellers as Buyer and Buyer's Advisors may reasonably request.

         (b) Between the date of this Agreement and the Closing Date, Sellers will cause the Company to: (i) conduct its business only in the Ordinary Course of Business and not incur any material liabilities, expenditures or obligations except in the Ordinary Course of Business; (ii) confer with Buyer concerning any changes to Company or its assets, liabilities or operations of a material nature; and (iii) not amend its Organizational Documents.

         (c) Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5.1 or of the occurrence of any event that may make the satisfaction of the conditions in Section 4.2 impossible or unlikely.

         (d) Until such time, if any, as this Agreement is terminated pursuant to Article 7, Sellers will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Securities.

         (e) After the Closing Date, Sellers agree and covenant on behalf of themselves and each Seller Affiliate that they will not purchase, or otherwise acquire any securities (as such term is defined in the Securities Act) of the Company. In the event that either Seller or any Seller Affiliate purchases or acquires any securities of the Company, directly or indirectly, Sellers acknowledge and agree, on behalf of themselves and each Seller Affiliate, that the purchase price paid pursuant to Section 1.1 of this Agreement shall be deemed payment in full for any and all securities so purchased or acquired by Sellers or any Seller Affiliate after the Closing Date. Sellers and each Seller Affiliate agree to and shall immediately deliver to Buyer any and all such securities purchased or acquired and Buyer shall have no obligation to pay any additional consideration to Sellers or any Seller Affiliate for such securities. Further, Sellers agree and covenant on behalf of themselves and each Seller Affiliate that it will not engage, encourage, induce or conspire with any other person to purchase or acquire any securities of the Company in circumvention, either directly or indirectly, of the covenants set forth herein.

         (f) Between the date of this Agreement and the Closing Date, Sellers and the Seller Affiliates shall cooperate with Buyer in obtaining the Derivative Suit Preliminary Order at the earliest date reasonably possible.

         Section 5.2       COVENANTS OF BUYER.

         (a) Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement. During the same period, Buyer will promptly notify Sellers of the occurrence of any Breach of any covenant of Sellers in this Section 5.2 or of the occurrence of any event that may make the satisfaction of the conditions in Section 4.1 impossible or unlikely.

         (b) Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to satisfy the condition in Section 4.1(e). For purposes of the covenant in this Section 5.2(b), Best Efforts shall include Buyer's agreement to loan, advance or invest to or in the Company the Unfunded Amount as an inducement to obtain the Derivative Suit Preliminary Order.


                                    ARTICLE 6
                                 INDEMNIFICATION

         Section 6.1 SURVIVAL. Subject to the terms of this Agreement, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver of any condition precedent based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         Section 6.2 INDEMNIFICATION BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Buyer and its Representatives for, and will pay the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (b) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement; and

         (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

         Section 6.3 INDEMNIFICATION BY BUYER. Buyer will indemnify and hold harmless Sellers and their respective Representatives for, and will pay the amount of, any Damages arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

         (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

         (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; and

         (d) any Indemnified Claims.

         Section 6.4 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

         (a) Promptly after receipt by an indemnified party under Section 6.2 or 6.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

         (b) If any Proceeding referred to in Section 6.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith on advice of its own counsel, that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel selected by the indemnified party and reasonably satisfactory to the indemnifying party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,

(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within fifteen days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. An indemnified party shall use Best Efforts to cooperate with the indemnifying party in the defense of any third party Proceeding, including making available witnesses and document production, and communicating any offers of settlement to or from the indemnifying party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, at its expense, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent.

         Section 6.5 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         Section 6.6 LIMITATIONS ON INDEMNITY. Any claims for indemnity pursuant to Sections 6.2 or 6.3 shall be made prior to the second anniversary of the Closing Date. Further, in no event shall the indemnifying party be responsible to indemnify for punitive damages arising, directly or indirectly, from or in connection with any claim for indemnification set forth in Sections
6.2 or 6.3.

         Section 6.7 EXCLUSIVE REMEDY. The parties agree that indemnification pursuant to this Article 6 shall be the sole and exclusive remedy for a breach of a representation or warranty or violations of any covenants or obligations made by the other party in this Agreement.


                                    ARTICLE 7
                                   TERMINATION

         Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Buyer and the Sellers; or

         (b) by Buyer or the Sellers if any Order of a Governmental Authority preventing the transactions contemplated by this Agreement shall become final and nonappealable;

         (c) by either Buyer or the Sellers if the Contemplated Transactions shall have not been consummated on or before January 31, 2001; PROVIDED, HOWEVER, but subject to the proviso in Section 7.2 below, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose Breach of its representations and warranties in this Agreement or whose failure to proceed to the Closing or perform any of its covenants and agreements under this Agreement has resulted in the failure of the Closing to occur on or before such date.

         Section 7.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation under any provisions hereof on the part of Buyer or the Sellers, except to the extent that such termination results from a Breach by any of the parties hereto of any representations, warranties, covenants or agreements set forth or referred to in this Agreement, in which case the non-breaching parties shall have a right to recover the damages caused thereby or to seek specific performance, provided that if all of Buyer's conditions precedent to Closing set forth in Section 4.1 have been satisfied prior to January 31, 2001 and Buyer shall not proceed to close the Contemplated Transactions by 5:00 p.m, Central Standard Time, January 31, 2001, at the designated place of Closing, then Buyer shall immediately pay, as the sole and exclusive remedy, a break-up fee to Sellers of $100,000 cash (US $) as liquidated damages for Buyer's failure to close, payable via wire transfer.


                                    ARTICLE 8
                                  MISCELLANEOUS

         Section 8.1 CONSENTS, AMENDMENTS AND WAIVERS. Any provision of this may be amended or waived if, but only if, such amendment or waiver is in writing and signed by the Sellers and Buyer.

         Section 8.2 NOTICES. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) personal delivery to the designated individual; (b) a nationally recognized overnight courier service (against a receipt therefor); or (c) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such address as to which any party hereto may have notified the other in writing:

                  IF TO BUYER, TO:

                  Chrome Energy L.L.C.
                  c/o Jackson Walker LLP
                  1100 Louisiana Street, Suite 4200
                  Houston, Texas 77002
                  Attention:  John R. Williford
                  Facsimile Transmission No.: (713) 752-4221 with copies to

                  Richard Stanford, Esq.
                  Stanford Law Firm
                  Five Post Oak Park, Suite 1300
                  Houston, TX 77027
                  Facsimile Transmission No.: (281) 497-7519


                  IF TO THE SELLERS, TO:

                  c/o TC Hydro Carbon, Inc.
                  16101 LaGrande Drive, Suite 100
                  Little Rock, AR  72223
                  Attention:  Geoffrey Tirman
                  Facsimile Transmission No.: 501-821-6888

         with copies to

                  Jones, Walker, Waechter, Poitevent Carrere & Denegre, L.L.P. 201 St. Charles Avenue
                  51st Floor
                  New Orleans, Louisiana  70170-5100
                  Attention:  William B. Masters, Esq.
                  Facsimile Transmission No.:  504-589-8278

         Section 8.3 HEADINGS; GENDER. When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section or exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

         Section 8.4 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.5 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

         Section 8.6 JURISDICTION. Buyer and Seller hereby irrevocably agree that any and all disputes relating to or concerning this Agreement shall be brought in the U.S. Federal Courts sitting in the State of Delaware and hereby irrevocably consent to the non-exclusive jurisdiction (subject matter and personal), of such courts. Buyer and Sellers hereby irrevocably appoint CT Corporation Services (the "Process Agent"), Wilmington, Delaware 19801, as its authorized agent to accept, receive and acknowledge for and on behalf of it and its property service of any and all process which may be served but only in any action, suit or proceeding of the nature referred to above in the State of Delaware and further agree that failure of the Process Agent to give the Buyer or Sellers any notice of any such service shall not impair or affect the validity of such service or any judgment rendered in any action or proceeding based thereon. Buyer and Sellers hereby irrevocably authorize and direct the Process Agent to accept such service on their behalf. Buyer and Sellers further irrevocably consent to the service of process out of said courts by the transmission thereof by the other party to its address designated in Section
8.2. Buyer and each of the Sellers agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Section 8.6 shall affect the right of the Buyer or Sellers or an indemnified person to serve legal process in any other manner permitted by law or affect the right of the Buyer or Sellers or an indemnified person to bring any action or proceeding against Buyer or any of the Sellers or any of their respective properties in the courts of any other jurisdiction. To the extent that either the Buyer or Sellers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attached in aid of execution, execution or otherwise) with respect to either itself or its property, Buyer and Sellers hereby irrevocably waive such immunity in respect of their respective obligations under this Agreement. Each of Buyer and Sellers hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any U.S. Federal Court sitting in the State of Delaware, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunto shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

         Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

         Section 8.9 EXPENSES. If a party seeks to enforce its rights under this Agreement and if a party is successful in such action or claim, the losing party shall reimburse the other party for all of its costs and expenses, including reasonable fees of the arbitrator, court, attorneys, consultants and experts, in bringing and pursuing such action or claim.

         Section 8.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

         Section 8.11 MUTUAL DRAFTING. This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         Section 8.12 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the respective directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written information stamped "confidential" when originally furnished by another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         Section 8.13 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and instruments, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed themselves or by their respective duly authorized officers as of the date first written above.

                                      SELLERS:

                                      TALISMAN CAPITAL OPPORTUNITY FUND LTD.


                                      By: /s/ Geoffrey Tirman
                                         -----------------------------------
                                         Name: Geoffrey Tirman
                                         Title: President of General Partner


                                      TC HYDRO CARBON, INC.

                                      By: /s/ Geoffrey Tirman
                                         -----------------------------------
                                         Name: Geoffrey Tirman
                                         Title: President


                                      BUYER:

                                      CHROME ENERGY, L.L.C.


                                      By: /s/ Chude Mba
                                         -----------------------------------
                                         Name: Chude Mba
                                         Title: President


Chrome Oil Services Ltd., a Nigerian corporation ("Guarantor"), guarantees payment and performance of Buyer's obligations under Article 6 of the foregoing Agreement, subject to the terms and conditions of the Agreement and all defenses available to Buyer. This guarantee shall remain in full force and effect until all of Buyer's obligations under Article 6 of the Agreement shall be performed or satisfied in full. This Guaranty is expressly subject to and conditioned upon closing of the Contemplated Transactions contemplated under the Agreement. Guarantor expressly consents to and agrees to be bound by the provisions of Section 8.6 of the Agreement as if it were an original party to this Agreement.

Dated:  December 31, 2000             CHROME OIL SERVICES, LTD.


                                      By: /s/ Chude Mba
                                         -----------------------------------
                                         Name: Chude Mba
                                         Title: Financial Advisor

                                   APPENDIX I

                                   DEFINITIONS



         For purposes of this Agreement and any Exhibits or Schedules referenced therein or herein, the following terms have the meanings specified or referred to in this Appendix I:

         "AFFILIATE" - as defined in the Rules and Regulation of the Securities and Exchange Commission.

         "APPLICABLE LAW" -- any United States federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible.

         "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "BUYER" -- as defined in the first paragraph of this Agreement.

         "CLAIMS" - any and all claims, causes of action, complaints, grievances and demands, fixed or contingent, liquidated or unliquidated, of any kind or nature against the Company or to which any property of the Company may be subject.

         "CLOSING" -- as defined in Section 1.2.

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "COMMON STOCK" - the common stock, par value $0.0001 per share, of the Company.

         "COMPANY" -- Environmental Remediation Holding Corporation, a Colorado corporation.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization of any Person (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

                  (a) the sale of the Securities and Claims by Sellers to Buyer for the cash consideration set forth in Section 1 of this Agreement;

                  (b) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

                  (c) Buyer's acquisition and ownership of the Securities and Claims, and exercise of control over the Company.

          "CONTROL" - means in the custody, possession or control of a Person or in the custody, possession or control of another Person over which such first Person has a superior right to direct or obtain custody, possession or control.

         "DAMAGES" -- as defined in Section 6.2.

         "DERIVATIVE SUIT" - certain shareholder derivative suit now pending in the District Court, City and County of Denver, State of Colorado (the "Court") styled ENVIRONMENTAL REMEDIATION HOLDINGS CORPORATION, DERIVATIVELY BY AND THROUGH KEVIN BARTLEY, ET AL, Case No. 00CV1326, Courtroom 2.

         "DERIVATIVE SUIT COURT" - the District Court, City and County of Denver, State of Colorado, being the court with original jurisdiction over the Derivative Suit.

          "DERIVATIVE SUIT PRELIMINARY ORDER" - the order of the Derivative Suit Court preliminarily approving the settlement of the Derivative Suit on terms and conditions satisfactory to Buyer and directing that the settlement be noticed to all share holders of the Company.

         "DISCLOSURE SCHEDULE" -- the disclosure schedule delivered by Sellers to Buyer attached as Exhibit B to this Agreement.

         "ENCUMBRANCE" -- any consensual security interest, lien, option, pledge, right of first refusal, or contractual restriction of any kind, including any contractual restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership and excluding any involuntary or inchoate liens.

         "ESCROW AGENT" -- The Chase Manhattan Bank, Houston, Texas office, as the escrow agent under the Escrow Agreement.

         "ESCROW AGREEMENT" -- that certain Escrow Agreement by and among Chrome Oil Services, Ltd., a Bahamian company, Sellers and the Escrow Agent, dated as of October 10, 2000, as amended.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

         "GOVERNMENTAL AUTHORITY" -- within the United States any:

                  (a) federal, state, local, municipal government;

                  (b) governmental or quasi-governmental authority of any nature within the (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

                  (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "INDEMNIFIED CLAIMS" -- those matters which are specifically described on Exhibit F attached to this Agreement.

         "INSURANCE RECORDS" - all policies of insurance of the Company to which the Company is a party or under which the Company, or any director, officer, employee or agent of the Company is or has been covered at any time during the Talisman Period, including any claims filed, any refusal of coverage, reservation of rights, notices of insurance cancellation and other insurance documentation of the Company during the Talisman Period.

          "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

                  A Seller will be deemed to have "Knowledge" of a particular fact or other matter if any Seller Affiliate who is serving, or who has at any time served, as a director, officer, partner, trustee or agent of Seller (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "NOTES" -- as defined in Section B of Exhibit A attached to this Agreement.

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the shareholders or board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) with respect to legal fees and expenses payable by the Company, such fees and expenses (i) have been incurred in connection with a Proceeding, (ii) are reasonable and (iii) are promptly paid.

         "ORGANIZATIONAL DOCUMENTS" --

                  (a) the articles or certificate of incorporation and the bylaws of a corporation;

                  (b) the partnership agreement and any statement of partnership of a general partnership;

                  (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;

                  (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

                  (e) any amendment to any of the foregoing.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "RELATED PERSON" -- with respect to a particular individual:

                  (a) each other member of such individual's Family; and

                  (b) any Person that is an Affiliate of such individual or one or more members of such individual's Family;

                  With respect to a specified Person other than an individual:

                  (a) any Person that is an Affiliate of such specified Person;

                  (b) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (c) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (d) any Related Person of any individual described in clause
(b).

                  For purposes of this definition, the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "RESERVED CLAIMS" -- those claims and rights of Sellers and any Related Persons of Sellers that are not being released pursuant to this Agreement and which are specifically described on Exhibit E attached to this Agreement.

         "SECURITIES" -- the Shares, Notes and Warrants listed on Exhibit A attached to this Agreement.

         "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS" -- as defined in the first paragraph of this Agreement.

         "SELLER AFFILIATES" - Geoffrey Tirman, any director, officer or agent of Sellers and any director, officer or agent of any Affiliates of Sellers, acting in any capacity on behalf of the Company; provided, that, for purposes of this definition the Company shall not be deemed to be an Affiliate of any Seller.

         "SHARES" -- as defined in Section A of Exhibit A attached to this Agreement.

         "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "TALISMAN PERIOD" -- August 5, 1999 until and including the later of the date hereof and the Closing Date (if the Closing shall occur).

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Applicable Law relating to any Tax.

         "UNFUNDED AMOUNT" -- the difference between $4,000,000 and the sum of all advances made by TC Hydro Carbon, Inc. under the $4,000,000 Note (as defined in paragraph B.3 of Exhibit A).

         "WARRANTS" -- as defined in Section C of Exhibit A attached to this Agreement.

                                    EXHIBIT A

                                   SECURITIES



A.       Shares.

         1. 375,000,000 shares of Common Stock held and owned of record by TC Hydro Carbon Inc. ("TC Hydro Carbon").

         2. 2,000,550 shares of Common Stock held and owned of record by Talisman Capital Opportunity Fund, Ltd. ("Talisman Capital").

         3. 243,835 shares of Common Stock held and owned of record by Talisman Capital.

         4. All shares of Common Stock owned or which may be acquired Sellers as a result of the automatic or voluntary conversion of principal and accrued interest into shares of Common Stock pursuant to the terms and conditions of that certain Senior Secured 8.00% Exchangeable Promissory Note due September 1, 2004, in the principal amount of $4,000,000.

         5. Any shares of Common Stock owned or claimed by, or any right, option or agreement of any kind, authorizing, enabling or granting, either Seller or any Related Person of Seller the ability to obtain or acquire shares of Common Stock of the Company, whether or not listed above.

B.       Notes.

         1. Convertible Senior Subordinated Note due October 15, 2002, in the principal amount of $750,000 owned and held by Talisman Capital;

         2. Convertible Note due October 26, 2000, in the principal amount of $500,000, owned and held by Talisman Capital; and

         3. Senior Secured 8.00% Exchangeable Promissory Note due September 1, 2004, in the principal amount of $4,000,000, owned and held by TC Hydro Carbon, as payee (the "$4,000,000 Note").

         4. Any debt instrument, loan document, promissory note, evidence of indebtedness, mortgage, security agreement, or other claim of repayment of money or indebtedness owned or claimed by either Seller or any Related Person from the Company whether or not listed above, inclusive of all rights and benefits of Sellers pursuant to (a) that certain Securities Purchase Agreement dated as of September 26, 1998, by and between the Company and Talisman Capital ("Talisman Agreement), and (b) that certain Securities Purchase Agreement dated as of August 3, 1999, by and between the Company, Talisman Capital and TC Hydro Carbon("TC Hydro Carbon Agreement").

C.       Warrants.

         1. Warrant Certificate dated as of October 26, 1998, owned and held by Talisman for the right to purchase 750,000 Shares of the Company from October 26, 1998, until October 26, 2008, pursuant to that certain Warrant Agreement between Company and Talisman of even date therewith.

         2. Warrant Certificate dated as of October 26, 1998, owned and held by Talisman for the right to purchase 750,000 Shares of the Company from October 26, 1999 until October 26, 2008, pursuant to that certain Warrant Agreement between Company and Talisman of even date therewith.

         3. Warrant Certificates dated as of October 15, 1997, owned and held by ELARA, Ltd. for the right to purchase 45,000 shares of the Company from October 15, 1997, until October 15, 2002.

         4. Any and all warrants, options or agreements to purchase shares of Common Stock of the Company owned or claimed by either Seller or any Related Party, whether or not listed above.

                                    EXHIBIT B

                          SELLERS' DISCLOSURE SCHEDULE

         1. The representations and warranties of Sellers set forth in Sections 2.1 and 2.6 are qualified in their entirety by all claims asserted against the Sellers in the Derivative Suit.

         2.     The representations and warranties of Sellers set forth in
Section 2.11(a) is qualified in its entirety by the failure of the Company to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

         3. The Sellers make no representations or warranties related to the ownership, lease, possession or use of any oil and gas properties or related assets that are owned or may have been owned, operated or used by the Company, including without limitation no representation or warranty under any federal or state environmental law or regulation.

         4. The Proceedings and/or claims listed in items 1-9 of Exhibit F are incorporated in this Exhibit B and qualify the representations and warranties of Sellers set forth in Article 2.

                                    EXHIBIT C

                            SELLERS' COUNSEL OPINION

         1. Each Seller is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as currently conducted.

         2. The Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3. Each Seller has the corporate power and authority to execute and deliver the Agreement and to perform its obligations under, and carry out and consummate all other transactions to be carried out and consummated by it described in, the Agreement. The execution, delivery and performance of the Agreement have been duly authorized by all corporate action necessary on the part of the Sellers, and the Agreement has been duly executed and delivered by the Sellers.

         4. The consummation of the transactions contemplated by the Agreement will not conflict with or constitute a breach of, or a default under, (i) the Organizational Documents of either Seller or (ii) any material agreement, indenture, lease, or other instrument known to such counsel after reasonable inquiry to which either Seller is a party, nor will the consummation of such transactions result in any violation of any existing law, regulation, ruling, judgment, injunction, order or decree known to such counsel after reasonable inquiry and applicable to either Seller.

         5. No Consent is required on the part of either Seller in connection with the consummation of the transactions contemplated by the Agreement.

                                    EXHIBIT D

                             BUYER'S COUNSEL OPINION

         1. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full company power and authority to conduct its business as currently conducted.

         2. The Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3. The Buyer has the company power and authority to execute and deliver the Agreement and to perform its obligations under, and carry out and consummate all other transactions to be carried out and consummated by it described in, the Agreement. The execution, delivery and performance of the Agreement have been duly authorized by all company action necessary on the part of the Buyer, and the Agreement has been duly executed and delivered by the Buyer.

         4. The consummation of the transactions contemplated by the Agreement will not conflict with or constitute a breach of, or a default under, (i) the Articles of Organization or Limited Liability Company Agreement of the Buyer or (ii) any material agreement, indenture, lease, or other instrument known to such counsel after reasonable inquiry to which the Buyer is a party, nor will the consummation of such transactions result in any violation of any existing law, regulation, ruling, judgment, injunction, order or decree known to such counsel after reasonable inquiry and applicable to Buyer.

         5. No Consent is required on the part of the Buyer in connection with the consummation of the transactions contemplated by the Agreement.

                                    EXHIBIT E

                                 RESERVED CLAIMS

         1. All claims and rights of Geoffrey Tirman, Brian Ladin and Mark Lee as directors and officers of the Company under the Company's
Organizational Documents and Applicable Law, as such claims and rights existed as of December 31, 2000.

                                    EXHIBIT F

                               INDEMNIFIED CLAIMS



The following Proceedings and/or claims:

1.   SAM L. BASS, JR. V. ERHC; U.S.D.C., W.D. La., No. 6:99CV1668;

2.   STP ENERGY/PROCURA CLAIM AGAINST ERHC;

3.   AVALON RESEARCH GROUP, INC. CLAIM AGAINST ERHC;

4.   AMERIGO ROSA CLAIM AGAINST ERHC;

5.   RICHARD MAGAR V. ERHC; U.S.D.C., W.D. La. No. 00-1918;

6.   JAMES GRIFFIN CLAIM AGAINST ERHC;

7. LA COTTEN V. ERHC, 15th Judicial District Court, Parish of Lafayette, No. 99-4120-L;

8.   GMAC V. ERHC, No. __________, Pulaski County District Court; and

9. the Proceeding styled KEVIN BARTLEY, ET AL. V. ERHC, ET AL. (a/k/a Chu Litigation), District Court, City and County of Denver, Colo., No. 00-CV-1326 (also referred to herein as the Derivative Suit).

10. Any Claim made by any third party related to the management, operation or conduct of the business and affairs of the Company, the ownership of the Securities or in any way relating to Talisman Period to the extent such Claim (a) did not result from or constitute a breach of any of the representations, warranties and covenants made by Sellers in this Agreement or (b) result from the gross negligence or willful misconduct of the Seller Affiliates.

                      FIRST AMENDMENT TO PURCHASE AGREEMENT

         This First Amendment to Purchase Agreement (this "First Amendment"), dated and effective as of January 31, 2001, amends that certain Purchase Agreement, dated and effective as of December 31, 2000 (the "Original Agreement"), by and among Talisman Capital Opportunity Fund Ltd., a corporation formed under the laws of the British Virgin Islands and formerly named Elara, Ltd. ("Talisman"), TC Hydro Carbon, Inc., a Delaware corporation (and jointly and severally together with Talisman, the "Sellers") and Chrome Energy L.L.C., a Delaware limited liability company ("Buyer"). Unless the context otherwise requires, capitalized terms used in this First Amendment shall have the meanings set forth in the Original Agreement.

                                   WITNESSETH:


         WHEREAS, Buyer and Sellers entered into the Original Agreement on and as of December 31, 2000;

         WHEREAS, Section 7.1(c) of the Original Agreement permits either Buyer or Sellers to terminate the Original Agreement if the Contemplated Transactions shall not have been consummated on or before January 31, 2001;

         WHEREAS, Buyer and Sellers mutually desire to amend the Original Agreement to extend the deadline for the closing of the transactions contemplated thereby.

         NOW, THEREFORE, in consideration of the premises, the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Original Agreement as follows:

         Section 1. AMENDMENT OF ARTICLE 7. All References in Section 7.1 and 7.2 of the Original Agreement to "January 31, 2001," are hereby amended and substituted in their entirety to be references to "February 16, 2001."

         Section 2. NO FURTHER AMENDMENT. The Original Agreement, as amended by Section 1 above, is hereby ratified and confirmed in all other respects and remains a binding obligation of Buyer and Sellers, subject to all terms and conditions set forth therein.

         Section 3. COUNTERPARTS. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute an amendment to the Original Agreement.

         Section 4. FURTHER AMENDMENTS, MODIFICATIONS AND WAIVERS. The parties hereto reserve the right to amend or waive the Original Agreement, as hereby amended, in such other respects as they may mutually agree upon pursuant to Section 8.1 thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Original Agreement to be signed by their respective duly authorized officers as of the date first written above.


                                   SELLERS:

                                   TALISMAN CAPITAL OPPORTUNITY FUND LTD.


                                   By: /s/ Geoffrey Tirman
                                      ------------------------------------------
                                      Name: Geoffrey Tirman
                                      Title: President of General partner

                                      TC HYDRO CARBON, INC.


                                   By: /s/ Geoffrey Tirman
                                      ------------------------------------------
                                      Name: Geoffrey Tirman
                                      Title: President


                                      BUYER:

                                      CHROME ENERGY, L.L.C.


                                   By: /s/ Chude Mba
                                      ------------------------------------------
                                      Name: Chude Mba
                                      Title: President



Chrome Oil Services, Ltd. a Nigerian corporation ("Guarantor"), consents to the foregoing First Amendment and acknowledges and agrees that the guaranty made by it in the Original Agreement remains in full force and effect, subject to the terms and conditions stated therein.

Dated:  January 31, 2001           CHROME OIL SERVICES, LTD.


                                   By: /s/ Chude Mba
                                      ------------------------------------------
                                      Name: Chude Mba
                                      Title: Financial Advisor